Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No.1 to the Registration Statement on Form F-3 (No. 333-265280) and to the Registration Statement on Form S-8 (No. 333-248741) pertaining to the Share Option Plan for Employees with Non-Employee Sub-Plan and U.S. Sub-Plan, 2020 Employee Share Purchase Plan, and 2020 Equity Incentive Plan of Renalytix plc, of our report dated October 31, 2022, with respect to the consolidated financial statements of Renalytix plc included in this Annual Report (Form 20-F) for the year ended June 30, 2022.

/s/ Ernst & Young LLP

Iselin, New Jersey

October 31, 2022